Exhibit 5.2

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

FUKOKU SEIMEI BUILDING, 2-2 UCHISAIWAICHO 2-CHOME,

CHIYODA-KU, TOKYO 100-0011, JAPAN

TELEPHONE (813) 3597-8101

FACSIMILE (813) 3597-8120

October 26, 2023

Mitsubishi UFJ Financial Group, Inc.

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330

Japan

8.2% Fixed Rate Resetting Perpetual Subordinated Debt Securities

Ladies and Gentlemen:

We have acted as U.S. counsel to Mitsubishi UFJ Financial Group, Inc., a joint stock company organized under the laws of Japan (the “Company”), in connection with the Registration Statement on Form F-3ASR (File No. 333-273681) (the “Registration Statement”), which became effective on August 4, 2023. You have asked us to furnish our opinion as to the legality of U.S.$750,000,000 aggregate principal amount of the Company’s 8.2% fixed rate resetting perpetual subordinated debt securities (the “Securities”), which are registered under the Registration Statement and which are being sold today pursuant to an Underwriting Agreement, dated October 18, 2023 (the “Underwriting Agreement”), by and among the representatives named therein, as representatives of the underwriters named on Schedule A thereto (the “Underwriters”), and the Company.

The Securities are to be issued under a perpetual subordinated indenture, dated October 26, 2023 (the “Indenture”), by and between the Company, as issuer, and The Bank of New York Mellon, as trustee (the “Trustee”), and pursuant to resolutions adopted by the Company’s Board of Directors.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement,

2.	the preliminary prospectus supplement, dated October 16, 2023,

3.	the pricing term sheet, dated October 18, 2023, filed by the Company on October 19, 2023 as a free-writing prospectus,

4.	the final prospectus supplement, dated October 18, 2023 (the “Final Prospectus Supplement”),

5.	the Underwriting Agreement,

6.	the Indenture, and

7.	the form of Securities to be issued on the date of this letter.

In addition, we have examined such certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied as to matters of fact upon oral and written statements of officers and representatives of the Company, the representations and warranties of the Company made in the Underwriting Agreement, and certificates of officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of the originals of such latter documents, and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Company is validly existing under the laws of Japan, (ii) that the Company has all necessary corporate power to execute, deliver and perform its obligations under the Underwriting Agreement, the Indenture and the Securities, (iii) that the execution, delivery and performance of the Underwriting Agreement, the Indenture and the Securities by the Company have been duly authorized by all necessary corporate action, and none of the Underwriting Agreement, the Indenture and the Securities violates the Company’s organizational documents, the laws of Japan or the terms of any agreement or instrument to which the Company is subject, and (iv) the authorization, execution and delivery of the Underwriting Agreement, the Indenture and the Securities by the Company under the laws of Japan. We have also assumed that the Indenture has been duly authorized and executed by, and constitutes the legal, valid and binding obligations of, the Trustee, and the due authentication of the Securities by the Trustee in accordance with the Indenture.

Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that the Securities, when duly executed, issued, delivered and authenticated in accordance with the terms of the Indenture and delivered against the payment as provided in the Underwriting Agreement, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforceability of the Securities may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium and similar laws affecting creditors’ rights generally, and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (c) the requirements that a claim with respect to any Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars in respect to the claims) be converted into United States dollars at a rate of exchange prevailing on a date determined by applicable law.

The opinions expressed above are limited to the laws of the State of New York and the federal laws of the United States of America. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. We express no opinion with respect to the enforceability of any indemnity against any loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

We hereby consent to use of this opinion as an exhibit to the Company’s current report on Form 6-K submitted to the U.S. Securities and Exchange Commission (the “Commission”) in connection with the offer and sale of the Securities and the incorporation by reference of this opinion into the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Final Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP